As filed with the Securities and Exchange Commission on February 4, 2014

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RSP Permian, Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-1022997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3141 Hood Street, Suite 701

Dallas, Texas 75219

(214) 252-2700

(Address of principal executive offices, including zip code)

RSP Permian, Inc. 2014 Long Term Incentive Plan

(Full title of the plan)

Scott McNeill

RSP Permian, Inc.

3141 Hood Street, Suite 701

Dallas, Texas 75219

(214) 252-2700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	10,000,000 shares	$19.75	$197,500,000	$25,438.00

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of RSP Permian, Inc.’s (the “Company’s” or the “Registrant’s”) common stock, $0.01 par value per share (“Common Stock”), that become issuable under the Company’s 2014 Long Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)         Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act.  The maximum offering price per share and the maximum aggregate offering price are based on a price of $19.75 per share, which is the average of the high and low sales prices of shares of Common Stock on the New York Stock Exchange on January 29, 2014.

INTRODUCTION

The Company will send or give to all participants in the 2014 Long Term Incentive Plan (the “Plan”) the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registrant has not filed such document(s) with the SEC, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the SEC and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)                                 The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on January 17, 2014, relating to the Registrant’s Registration Statement on Form S-1, originally filed with the SEC on November 12, 2013 (as amended, and including all exhibits, the “Registration Statement”);

(b)                                 The Company’s Current Reports on Form 8-K filed with the Commission on January 22, 2014 and January 29, 2014;

(c)                                  The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A (including any amendments or reports filed for the purpose of updating such description); and

(d)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since January 17, 2014.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Company’s Amended and Restated Certificate of Incorporation and Bylaws

The Company’s amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that limit the liability of the directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability: (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law; (iii) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (iv) for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Compan’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, the Company intends to enter into indemnification agreements with its current directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements will require the Company, among other things, to indemnify the directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with future directors and officers.

The Company intends to maintain liability insurance policies that indemnify directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act that may be incurred by them in their capacity as such.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the SEC, each of the following exhibits that is listed in the Exhibits Index below is filed herewith.

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

1.                                      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.                                      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and agrees to be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 4, 2014.

RSP PERMIAN, INC.

By:	/s/ Scott McNeill
Scott McNeill
Chief Financial Officer and Director

Each person whose signature appears below appoints Scott McNeill and Tamara Pollard and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven Gray	Chief Executive Officer	February 4, 2014
Steven Gray	and Director
(Principal Executive Officer)

/s/ Scott McNeill	Chief Financial Officer and Director	February 4, 2014
Scott McNeill	(Principal Financial Officer and Principal
Accounting Officer)

/s/ Michael Grimm	Chairman of the Board	February 4, 2014
Michael Grimm

/s/ David Albin	Director	February 4, 2014
David Albin

/s/ Joseph B. Armes	Director	February 4, 2014
Joseph B. Armes

/s/ Ted Collins, Jr.	Director	February 4, 2014
Ted Collins, Jr.

/s/ Matthew S. Ramsey	Director	February 4, 2014
Matthew S. Ramsey

/s/ Michael W. Wallace	Director	February 4, 2014
Michael W. Wallace

EXHIBITS INDEX

Exhibit Number	Description

4.1	Form of Amended and Restated Certificate of Incorporation of RSP Permian, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form S-1 filed on January 2, 2014)

4.2	Form Amended and Restated Bylaws of RSP Permian, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form S-1 filed on January 2, 2014)

4.3

Form of Stockholder’s Agreement among RSP Permian, Inc., RSP Permian Holdco, L.L.C., Ted Collins, Jr., Wallace Family Partnership, LP, Rising Star Energy Development Co., L.L.C. and Pecos Energy Partners, L.P. (incorporated by reference to Exhibit 4.2 to the Company’s Form S-1 filed January 2, 2014)

4.4

Form of Registration Rights Agreement among RSP Permian, Inc., RSP Permian Holdco, L.L.C., Ted Collins, Jr., Wallace Family Partnership, LP, ACTOIL, LLC, Rising Star Energy Development Co., L.L.C. and Pecos Energy Partners, L.P. (incorporated by rerference to Exhibit 4.3 to the Company’s Form S-1 filed January 2, 2014)

4.5	RSP Permian, Inc. 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on January 22, 2014)

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered

23.1*	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1)

23.2*	Consent of Grant Thornton LLP

23.3*	Consent of Grant Thornton LLP

23.4*	Consent of Grant Thornton LLP

23.5*	Consent of Grant Thornton LLP

24.1*	Power of Attorney (included on the signature pages of this Registration Statement)

*filed herewith